Exhibit 10.6

Schedule A (2)

This Schedule A (2) dated March 18, 2013, is issued pursuant to the Executive Employment Agreement by and between the undersigned, dated October 10, 2011, and shall be incorporated therein and governed by the terms and conditions of such Executive Employment Agreement. This Schedule A (2) is effective April 1, 2013, and is intended to replace any previously issued Schedule A.

1. Position: Chief Executive Officer and President of Parent and Company. Executive shall report in such capacity to Parent’s Board of Directors. Executive shall also be an executive officer of the Company and report to the Company’s Board of Directors.

2. Base Salary: $350,000 per year.

3. Bonus: Executive will be entitled to an annual performance-based cash bonus of $180,000, for the achievement of certain financial and operational targets. These targets, and the bonus dollars tied to such targets, will be determined and communicated to you by the Compensation Committee of Parent’s Board of Directors on an annual basis. For the 2013 calendar year, your bonus will be based on the following performance measures:

a. Consolidated Revenue;

b. Consolidated EPS; and

c. Subjective performance.

The target amount for each measure for the 2013 calendar year is set forth on Appendix 1 to this schedule. Should the Company fail to achieve the target amount for the above performance measures, Executive’s annual performance-based bonus, if any, shall be based upon the Company’s evaluation of the percentage of the target amount achieved during the year. Conversely, should the Company’s performance exceed the target amount for the above performance measures, the Executive’s annual performance-based bonus may exceed the bonus amount stated above, based upon the Company’s evaluation of the percentage of the over-achievement of such target amount(s). All bonuses will be paid by February 15, 2013, following the completion of Company’s year-end audit. If Executive leaves the Company voluntarily, or is terminated with cause, before December 31, 2013, Executive will not be eligible for a Bonus. If Executive is terminated by the Company during 2013 without cause, Executive’s bonus calculation will be based on the Company’s annual results (calculated as though Executive were still an employee) and a prorated bonus will be paid considering the days in 2013 in which Executive was employed by Company divided by 365.

4. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of the Company and Parent.

5. Expenses: The Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

6. Stock Options: Executive shall be eligible to receive non-qualified stock options pursuant to the Stock Incentive Plan.

BY:	/s/ John J. Cronin, Jr., March 18, 2013	BY:	/s/ D. Kevin Horner, March 18, 2013
	Company / Date		Executive / Date